Ex 10.18

Date: 14th of April 2011

xG TECHNOLOGY, INC.

- and -

MATS WENNBERG

WARRANT AGREEMENT

THIS AGREEMENT is made this                               day of             2011

BETWEEN:

(1)	xG TECHNOLOGY, INC. (incorporated and registered in the United States of America) whose principal office is at 240 S. Pineapple Avenue, Suite 701, Sarasota FL 34236 (the “Company”); and

(2)	MATS WENNBERG, (with Swedish social secutity number 19580705-7533) of PO Box 57, SE-182 05 Djursholm, Sweden (the “Warrant Holder”).

IT IS AGREED:

1.	Definitions

1.1	In this Agreement the following words and expressions have the meanings set out below:

“AIM”	means the market of that name operated by London Stock Exchange;

“Auditors”	means the auditors for the time being of the Company;

“London Stock Exchange”	means London Stock Exchange plc;

“Shares”	means the shares of $0.01 each in the common stock of the Company;

“Subscription Price”	means $0.225 per Warrant Share;

“UK Listing Authority”	means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (as amended);

“Warrant”	means the right to subscribe for the Warrant Shares at the Subscription Price;

“Warrant Shares”	means up to 500,000 Shares; and

“Warrant Period”	means the period commencing on 14 April, 2011 and ending on 13 April, 2014.

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1.2	Headings in this Agreement are for ease of reference only and shall not be taken into account in the construction of this Agreement.

2.	The Warrant

In consideration of the sum of $0.052 payable by way of premium for each Warrant Share for which the Warrant Holder is granted to the right to subscribe hereunder and upon the terms of this Agreement, the Company hereby grants to the Warrant Holder the Warrant which is exercisable at the Subscription Price in whole or in part during the period commencing on 14 April, 2011 and ending on 13 April, 2014.

2.1	The Warrant shall be exercised by the Warrant Holder giving notice to the Company in writing of the number of Warrant Shares in respect of which it wishes to exercise the Warrant, accompanied by payment of the aggregate Subscription Price in respect thereof, and shall be effective on the date of its receipt by the Company.

2.2	Shares shall be allotted and issued pursuant to a notice of exercise of the Warrant within 14 days of the date of exercise and a definitive share certificate issued to the Warrant Holder in respect thereof or, at the Warrant Holder’s request, the appropriate credit of the Shares made to the Warrant Holder’s stock account in CREST (if the Shares are then eligible to be settled in CREST). Save for any rights determined by reference to a date preceding the date of allotment, such Shares shall rank pari passu with the other Shares of the same class in issue at the date of allotment.

2.3	When the Warrant is exercised only in part, the balance of the Warrant not exercised under such partial exercise shall remain exercisable on the same terms mutatis mutandis as originally applied to the whole of the Warrant.

2.4	The Company shall make application to London Stock Exchange for Shares allotted and issued on exercise of the Warrant to be admitted to trading on AIM. If Shares are then listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange’s markets for listed securities, the Company shall as soon as practicable after the allotment of any Shares pursuant to the exercise of the Warrant apply for the admission of the Shares allotted to the Official List and to London Stock Exchange’s markets.

2.5	The Company warrants that as at the date of this Agreement it has power to grant the Warrants (including under its Certificate of Incorporation and Bylaws) without any further sanction or consent by members of the Company or any other person.

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3.	Adjustment of Subscription Rights

3.1	After any allotment of fully paid Shares by way of capitalisation of the Company’s reserves (other than Shares paid up out of distributable reserves and issued in lieu of a cash dividend) to holders of the Shares on the register on a date (or by reference to a record date) before the end of the Warrant Period or upon any sub-division or consolidation of the Shares or reduction of share capital before the end of the Warrant Period, the number and/or nominal value of Shares to be subscribed on any subsequent exercise of the Warrant will be increased or, as the case may be, reduced in due proportion so as to maintain the same relative subscription rights for the Warrant and the Subscription Price will be adjusted accordingly, with effect from the record date for such capitalisation, sub-division or consolidation. On any such capitalisation, sub-division, consolidation or reduction of capital the Auditors shall be requested by the Directors to certify the appropriate adjustments and, within 28 days thereafter, notice thereof will be sent to the Warrant Holder.

3.2	If, on a date (or by reference to a record date) before the end of the Warrant Period, the Company makes any offer or invitation (whether by rights or other issue but not being an offer by the Company to purchase its own shares) to the holders of the Shares, or any offer or invitation (not being an offer to which Clause 4.2 below applies) is made to all such holders otherwise than by the Company, then (unless the same offer or invitation is made to the Warrant Holder at the same time as if the Warrant had been exercised on the day immediately preceding the date, or, as the case may be, the record date of such offer or invitation) the Subscription Price shall be adjusted in such manner as the Auditors shall certify to be appropriate so as to maintain the same relative subscription rights for the Warrant. Any such adjustment shall become effective as at the record date for the offer or invitation. The Company shall give notice to the Warrant Holder within 28 days of any adjustment made pursuant to this Clause 3.2.

3.3	The determination of the Auditors pursuant to Clauses 3.1 and 3.2 shall, save in the case of manifest error, be binding on the Warrant Holder.

4.	Other Provisions

So long as the Warrant remains capable of exercise:-

4.1	The Company shall not make any allotment of fully paid Shares by way of capitalisation of profits or reserves unless at the date of such allotment the Directors have all necessary authority and power to grant the additional subscription rights to subscribe Shares to which the Warrant Holder will by virtue of Clause 3.1 above be entitled in consequence of such capitalisation.

4.2	If at any time an offer is made to all holders of Shares (or all such holders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire the whole or any part of the issued ordinary share capital of the Company and the Company becomes aware that as a result of such offer the right to cast a majority of the votes which may ordinarily be cast on a poll at a general meeting of the Company has or will become vested in the offeror and/or such persons or companies as aforesaid, the Company shall give notice to the Warrant Holder of such vesting or prospective vesting within 14 days of its becoming so aware, and the Warrant Holder shall be entitled, at any time within the period of 30 days immediately following the date of such notice, to exercise the Warrant and to the extent that the Warrant is not exercised within such period it shall cease and determine.

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4.3	If an order is made or an effective resolution is passed for winding up the Company (except for the purpose of reconstruction, amalgamation or unitisation), the Warrant Holder shall (if, in such winding up and on the basis that all rights to subscribe for shares in the Company then unexercised had been exercised in full and the subscription moneys therefor had been received in full by the Company, there would be a surplus available for distribution amongst the holders of the Shares which, on such basis, would exceed in respect of each ordinary share a sum equal to the Subscription Price) be treated as if immediately before the date of such order or resolution the Warrant had been exercised in full (subject to any adjustment pursuant to Clause 3 above), and shall accordingly be entitled to receive out of the assets available in the liquidation pari passu with the holders of the Shares such sum as it would have received had it exercised the Warrant in full and become the holder of the Shares to which it would have become entitled by virtue of such exercise of the Warrant after deducting a sum per Share equal to the Subscription Price. Subject to the foregoing the Warrant shall lapse on liquidation of the Company.

4.4	Any report or confirmation made pursuant to this Agreement by the Auditors shall be made by them as experts and not as arbitrators and any such report or confirmation shall be final and binding on the Company and the Warrant Holder.

5.	No Obligation to Register Warrant Shares

The Company shall be under no obligation to register the Warrant Shares pursuant to the United States Securities Act of 1933 or any other Federal or state securities laws.

6.	Assignment

Save for an assignment to any company which is a holding company, subsidiary or associate of the Warrant Holder, the Warrant is personal to the Warrant Holder and may not be assigned or charged in whole or in part.

7.	Rights as Shareholders

The Warrant Holder shall not be entitled to vote or receive dividends and shall not be deemed a shareholder, nor shall anything contained herein be construed to confirm upon the Warrant Holder any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to the Company’s shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrants shall have been exercised and the Shares purchasable upon the exercise thereof shall be have become deliverable, as provided herein.

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8.	Modification and Waiver

This Agreement and any provision hereof may be amended, changed waived, discharged or terminated only by an instrument in writing signed by both parties.

9.	Notices

Any notice given hereunder by one party to the other shall be in writing addressed to the other party at its registered office for the time being or such other addresses as each party shall notify to the other party for the purposes of this Clause and shall be delivered by hand or sent by recorded delivery post. Unless the contrary shall be proved each such notice or communication shall be deemed to have been given or made and delivered, if by post, 48 hours after posting and, if by delivered by hand, when delivered.

10.	Law

This Agreement shall be governed by and construed in accordance with Swedish law. The parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of Sweden with respect to any dispute related to this Agreement.

AS WITNESS this Agreement has been duly executed by duly authorised representatives of the parties the day and year first above written.

SIGNED by:

/s/ Roger G. Branton

for and on behalf of

xG TECHNOLOGY, INC.

acting by:-

Director

Director

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SIGNED by:

/s/ Mats Wennberg

for and on behalf of

MATS WENNBERG

in the presence of:-

Witness	/s/ Stefan Landin
Address	Bjorkakrau 14
18442 Akersberia
Sweden
Occupation	IT Manager

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